                           TOYOTA FINANCIAL SERVICES

                     Presentation to Fixed Income Investors

                                    May 2011

Disclaimer

[]   This presentation includes certain "forward-looking statements" within the meaning of The U. S. Private Securities Litigation Reform Act of 1995.

[]   These statements are based on current expectations and currently available information.

[]   Actual results may differ materially from these expectations due to certain risks, uncertainties and other important factors, including the risk factors set forth in the most recent annual and periodic reports of Toyota
     Motor Corporation and Toyota Motor Credit Corporation

[]   We do not undertake to update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

[]   This presentation does not constitute an offer to sell or a solicitation of an offer to purchase any securities. Any offer or sale of securities will be made only by means of a prospectus and related documentation.

                                                                               2

Toyota's Global Businesses
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                                                                               3

TMC Consolidated Financial Results

                            Fiscal Year Ended March 31,
(JPY billions)              2009       2010     2011
------------------------ ---------- -------- ----------
Net Revenues             20,529.5   18,950.9 18,993.6
Operating Income (Loss)    (461.0)     147.5    468.2
Net Income (Loss)          (437.0)     209.4    408.1

Sources: Toyota Motor Corporation FY 2010 Financial Summary and FY 2011
Financial Summary

                                                                               4

TMC Consolidated Balance Sheet

                                                    FY2010                   FY2011
(JPY billions)                           As of March 31, 2010  As of March 31, 2011
---------------------------------------- ------------------------ ----------------
 Current assets                                     13,073.6          11,829.8
 Noncurrent finance receivables, net                 5,630.7           5,556.7
 Investment and other assets                         4,934.1           6,122.5
 Property, plant and equipment, net                  6,710.9           6,309.2
                                         ===================== ================
Total Assets                                        30,349.3          29,818.2
                                         ===================== ================
 Liabilities                                        19,418.8          18,898.1
 Shareholders' equity                               10,930.4          10,920.0
                                         ===================== ================
Total Liabilities and Shareholders' Equity          30,349.3          29,818.2
                                         ===================== ================

Source: Toyota Motor Corporation FY2011 Financial Summary

                                                                               5

Toyota Financial Services

                                                                               6

TFS Group Global Presence

[]   33 Countries and Regions Worldwide
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                                                                               7

Toyota Motor Credit Corporation (TMCC)

                         Toyota Motor Corporation (TMC)

                  Toyota Financial Services Corporation (TFSC)

                     Toyota Motor Credit Corporation (TMCC)

[]   Over 4.0 million active finance contracts (1)

[]   AA- (neg) /Aa2 (neg watch) rated captive finance company

[]   Credit support agreement structure with TFSC/TMC

(1) As of December 31, 2010

                                                                               8

Credit Support Agreements

[]   Securities* issued by TMCC (and various other TFSC subsidiaries) have the benefit of a credit support agreement with TFSC

     --   TFSC will own 100% of TMCC

     --   TFSC will cause TMCC to maintain a tangible net worth of at least
          $100,000 as long as covered securities are outstanding

     --   If TMCC determines it will be unable to meet its payment obligations on any securities, TFSC will make sufficient funds available to TMCC to ensure that all such payment obligations are paid as due

     --   Agreement cannot be terminated until (1) repayment of all outstanding securities or (2) each rating agency requested by Toyota to provide a rating has confirmed no change in rating of all such securities

[]   TFSC in turn has the benefit of a credit support agreement with Toyota
     Motor Corporation ("TMC")

     --   Same key features as TFSC/TMCC credit support agreement

     --   TMC will cause TFSC to maintain a tangible net worth of at least
          JPY10mm as long as covered securities are outstanding

[]   TFSC's and/or TMC's credit support obligations will rank pari passu with all other senior unsecured debt obligations

* Securities defined as outstanding bonds, debentures, notes and other investment securities and commercial paper, but does not include asset-backed securities issued by TMCC's securitization trusts.

                                                                               9

TMCC Products and Services

         Consumer            Dealer        Commercial             Insurance
         Finance             Finance        Finance
------------------- ------------------- ------------------- ---------------------
[] Retail           [] Wholesale        [] Forklift         [] Service Agmts
[] Lease            [] Real Estate      [] Hino Medium Duty [] Ext. Warranty
                    [] Working Capital  [] Retail           [] Guaranteed Auto
                    [] Revolving Credit [] Lease               Protection
                       Lines                                [] Roadside Assistance

                                                                              10

TMCC Financial Performance - Select Data

                                              Fiscal Year Ended March 31,
(USD millions)                    2007   2008   2009   2010     2011
--------------------------------- ------ ------ ------ ------- -----
Total Financing Revenues          6,710  8,192  8,800  8,163   8,064
   add:  Other Income              586    686    432    680     779
   less: Interest Expense         5,335  7,450  7,132  5,587   4,967
               and depreciation
Net Financing Revenues            1,961  1,428  2,100  3,256   3,876
               and Other Revenues
Net Income (Loss)                  434   (223)  (623)  1,063   1,853

Sources: TMCC March 31, 2010 10-K and company reports

                                                                              11

TMCC Earning Asset Composition
                               [GRAPHIC OMITTED]

Sources: TMCC March 31, 2010 10-K and company reports

                                                                              12

Extensive Field Organization

[]   Decentralized dealer and field support

[]   Centralized servicing and collections (circled)

                               [GRAPHIC OMITTED]

                                                                              13

TMCC Financial Performance - Select Data

(USD millions)	2007	2008	2009	2010	2011
	Fiscal Year Ended March 31,				
Over 60 Days Delinquent (1)	0.46%	0.59%	0.68%	0.45%	0.27%
Allowance for Credit Losses (1) (2)	0.85%	0.97%	2.51%	2.31%	1.13%
Net Credit Losses (3)	0.64%	0.91%	1.37%	1.03%	0.52%

(1) Percentage of gross earning assets
(2) The quotient of allowance for credit losses divided by the sum of gross finance receivables (net finance receivables less allowance for credit losses) plus gross investments in operating leases (net investments in operating leases less allowance for credit losses)
(3) Percentage of average gross earning assets annualized

Note: All percentage figures calculated for years 2007, 2008 and 2009 were based on a 150-day charge-off policy, which was changed to 120 days in fiscal 2010

Sources: TMCC March 31, 2010 10-K and company reports

14

TMCC Retail Loan Collateral  and  ABS Transactions

                                                                              15

Credit Decisioning  and  Collections

[]   Major adjustments to credit decisioning implemented beginning in late 2007

     --   Identification and elimination of least desirable segments

[]   Renewed focus on core Toyota and Lexus business

[]   Rededication of collections strategy and staff

     --   Re-trained staff and out-sourced high risk collections

     --   Emphasis on early intervention

     --   Optimization of staff and technology resources

                                                                              16

Credit: Results*

[]   Retail loan credit performance has shown significant improvement

     --   Portfolio-level performance trends show general improvement

     --   Recent vintages outperforming older cohorts

Cumulative Net losses: Annual Origination Vintages

                               [GRAPHIC OMITTED]

*Abbreviated for presentation purposes.
Source: Company reports

                                                                              17

Managed Portfolio Performance

TMCC Retail Loan Delinquency Experience (1)

	At March 31, 2011	2010	2009	2008	2007
Outstanding Contracts (2)	3,189,591	3,093,894	3,050,178	2,942,565	2,681,902
Number of Accounts Past Due in the following categories					
30 - 59 days	43,070	55,123	57,547	54,219	40,967
60 - 89 days	8,588	11,722	13,327	13,010	9,571
Over 89 days	9,153	10,953	11,797	9,575	6,216
Delinquencies as a Percentage of Contracts Outstanding (3)					
30 - 59 days	1.35%	1.78%	1.89%	1.84%	1.53%
60 - 89 days	0.27%	0.38%	0.44%	0.44%	0.36%
Over 89 days	0.29%	0.35%	0.39%	0.33%	0.23%

(1) The historical delinquency data reported in this table includes retail vehicle installment sales contracts originated by TMCC, excluding those originated by a subsidiary of TMCC operating in Puerto Rico.
(2) Number of contracts outstanding at end of period
(3) The period of delinquency is based on the number of days payments are contractually past due. A payment is deemed to be past due if less than 90% of such payment is made on the related payment date.

Source: Company reports

18

Performance – Retail Loan

TMCC Managed Portfolio Net Loss and Repossession Experience (dollars in thousands) (1)

	For the Fiscal Years Ended March 31,				
	2011	2010	2009	2008	2007
Principal Balance Outstanding (2)	$45,053,303	$43,234,740	$43,485,623	$42,313,780	$37,487,787
Avg. Principal Balance Outstanding (3)	$44,144,021	$43,360,181	$42,899,702	$39,900,783	$34,929,981
# of Contracts Outstanding	3,189,591	3,093,894	3,050,178	2,942,565	2,681,902
Avg # of Contracts Outstanding (3)	3,141,743	3,072,036	2,996,372	2,812,234	2,526,991
# of Repossessions (4)	64,710	79,637	81,270	65,785	48,537
# of Repossessions as a % of the Avg. # of Contracts Outstanding	2.06%	2.59%	2.71%	2.34%	1.92%
Gross Charge-Offs (5)(7)	$447,159	$724,212	$897,508	$608,689	$388,075
Recoveries (6)	$98,105	$116,892	$87,182	$68,511	$66,319
Net Losses	$349,054	$607,320	$810,326	$540,178	$321,756
Net Losses as a Percentage of Average Principal Balance Outstanding	0.79%	1.40%	1.89%	1.35%	0.92%

(1) The net loss and repossession data reported in this table includes all retail installment sales contracts purchased by TMCC, excluding those purchased by a subsidiary of TMCC operating in Puerto Rico.
(2) Principal Balance Outstanding includes payoff amount for simple interest contracts and net principal amount for actuarial contracts.
(3) Average of the principal balance or number of contracts outstanding as of the beginning and end of the indicated periods.
(4) Includes bankrupt repossessions but excludes bankruptcies.
(5) Amount charged-off is the net remaining principal balance, including earned but not yet received finance charges, repossession expenses and unpaid extension fees, less any proceeds from the liquidation of the related vehicle. Also includes dealer reserve charge-offs.
(6) Includes all recoveries from post-disposition monies received on previously charged-off contracts including any proceeds from the liquidation of the related vehicle after the related charge-off. Also includes recoveries for dealer reserve charge-offs and chargebacks.
(7) Beginning in February 2010, Toyota Motor Credit corporation changed its charge-off policy from 150 days past due to 120 days past due.

Source: Company reports

19

Origination Profile

TMCC Retail Auto Loan Originations*

Origination Year	2005	2006	2007	2008	2009	2010
Number of Pool Assets	903,565	960,111	1,070,814	1,070,411	824,133	956,010
Original Pool Balance	18,859,543,222	20,318,711,020	23,723,872,435	23,938,411,965	17,974,710,305	21,924,552,881
Average Initial Loan Balance	20,872	21,163	22,155	22,364	21,810	22,933
Weighted Average Interest Rate	7.01%	7.86%	7.64%	6.03%	5.69%	3.91%
Weighted Average Original Term	61	62	62	63	62	62
Weighted Average FICO	706	705	708	723	737	738
Geographic Concentrations: (Top 5 States)						
	CA-24.1%	CA-23.5%	CA-22.9%	CA-20.7%	CA-18.9%	CA-18.0%
	TX-10.4%	TX-10.4%	TX-11.0%	TX-12.0%	TX-12.1%	TX-13.1%
	NY-6.4%	NY-5.4%	NY-5.1%	NY-4.8%	NY-5.4%	NY-5.2%
	VA-5.0%	VA-5.1%	NJ-4.8%	NJ-4.5%	NJ-5.2%	NJ-4.7%
	NJ-4.6%	NJ-4.8%	VA-4.3%	IL-4.3%	IL-4.3%	VA-4.5%
Distribution of Assets by Interest Rate: (1)						
<2.0%	5.5%	8.9%	11.3%	15.9%	17.1%	35.2%
2.0%-3.99%	18.1%	10.5%	8.9%	14.7%	17.9%	22.8%
4.0%-5.99%	27.2%	11.1%	11.6%	20.4%	21.2%	19.3%
6.0%-7.99%	21.9%	31.2%	31.8%	26.2%	23.9%	13.6%
8.0%-9.99%	11.1%	17.3%	18.2%	12.6%	11.3%	4.1%
10.0%-11.99%	4.4%	7.1%	6.0%	3.7%	3.5%	1.7%
12.0%-13.99%	3.0%	3.0%	2.5%	2.1%	1.7%	0.9%
14.0%-15.99%	3.4%	2.9%	2.4%	1.3%	1.0%	0.7%
16.0% +	5.5%	8.1%	7.4%	3.0%	2.3%	1.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Share of Original Assets:						
% Non-Toyota, Non-Lexus	7.6%	7.7%	7.2%	6.1%	4.8%	4.9%
% 72+ Month term	0.1%	0.4%	7.7%	20.6%	15.1%	9.8%
% Used	26.0%	24.2%	23.4%	25.4%	29.5%	30.6%

(1) Percentages may not add to 100% due to rounding

* Abbreviated for presentation purposes. Please refer to our most recent Prospectus Supplement dated January 27, 2011 for complete data and footnotes

20

Origination Characteristics*

APR Distribution                                Weighted Average FICO
[GRAPHIC OMITTED]                               [GRAPHIC OMITTED]

Weighted Average Original Term                  New vs. Used
[GRAPHIC OMITTED]                               [GRAPHIC OMITTED]

* Abbreviated for presentation purposes. Please refer to our most recent
Prospectus Supplement dated January 27, 2011 for complete data and footnotes

                                                                              21

ABS Deal Comparison(1)

Toyota Auto Owners Trust (TAOT)

Series	2010-A	2010-B	2010-C	2011-A (2)
Number of Pool Assets	105,045	146,003	104,874	77,856
Original Pool Balance ($)	1,329,787,698	1,842,107,232	1,344,094,647	1,038,130,298
Average Initial Loan Balance ($)	12,659	12,617	12,816	13,334
Weighted Average Interest Rate	5.82%	5.63%	4.06%	3.57%
Weighted Average FICO	748	749	755	755
Original Term (months)	62	62	59	60
Remaining Term (months)	40	40	39	41
Seasoning (months)	22	22	20	19
Geographic Concentrations: (Top 5 States)				
	CA-23.9%	CA-21.3%	CA-19.6%	CA-19.3%
	TX-13.9%	TX-12.8%	TX-11.6%	TX-10.8%
	NY-5.6%	PA-5.6%	PA-5.8%	PA-6.1%
	NJ-5.4%	NJ-4.6%	MD-5.0%	IL-4.6%
	IL-4.9%	MD-4.5%	IL-4.6%	MD-4.5%
Share of Original Assets:				
% Non-Toyota, Non-Lexus	0.0%	0.0%	0.0%	0.0%
% 72+ Month term	0.0%	0.0%	0.0%	0.0%
% Used	24.3%	24.6%	19.5%	20.3%

(1) Abbreviated for presentation purposes. Please refer to our most recent Prospectus Supplement dated January 27, 2011 for complete data and footnotes

(2) Data based upon statistical pool

22

TAOT Deal Performance

As of May 16, 2011 Payment Date

  Transaction Moody's EL    S and P's EL
------------- ---------- --------------
TAOT 2010-A      1.25%   1.70% -- 1.90%
------------- ---------- --------------
TAOT 2010-B      1.25%   1.50% -- 1.70%
------------- ---------- --------------
TAOT 2010-C      1.15%   1.40% -- 1.60%
------------- ---------- --------------
TAOT 2011-A      1.15%   1.40% -- 1.60%
------------- ---------- --------------
[GRAPHIC OMITTED]
                                                                              23

TMCC Funding Programs

                                                                              24

Exceptional Liquidity

[]   A-1+/P-1 Direct Commercial Paper Program

     []   Backed by $ 13 billion multi-party back-stop credit facilities: $ 5 billion 364-day; $ 5 billion 3-year; $ 3 billion 5-year

[]   $ 4.4 billion Short-term Investment Portfolio*

[]   Over $ 30 billion in salable retail loan receivables

[]   Access to various domestic and international term markets

[]   Billions of additional capacity in Global Benchmark Markets

[]   Inter-company lending infrastructure

[]   Credit Support Agreements: TMCC []TFSC []TMC

* Average balance for three months ended December 31, 2010

Source: TMCC December 31, 2010 10-Q

                                                                              25

TMCC Funding Program Objectives

[]   TMCC is committed to:

     --   Maintaining funding diversity and exceptional liquidity

     --   Issuing into strong demand with attractive deals

     --   Identifying and developing new markets and investor relationships

     --   Responding quickly to opportunities with best-in-class execution
                                                                              26

Diversity in Debt Offerings

TMCC Term Debt Outstanding

[GRAPHIC OMITTED]                               [GRAPHIC OMITTED]

As of March 31, 2011

Source:Company Reports

                                                                              27

Funding Flexibility

              Focus on More Diverse Maturities in USD Issuance (1)

                               [GRAPHIC OMITTED]

Source:Company Reports

                                                                              28

Key Investment Highlights

[]   Financial strength supported by strong credit ratings

[]   Transparent business model with exceptional liquidity

[]   Rational funding programs with long term perspective

     --   Diversification in bond offerings

     --   Focus on proactively meeting needs of market

     --   Strong emphasis placed on flexibility and responsiveness

                                                                              29

                           TOYOTA FINANCIAL SERVICES